Exhibit 99.1

Contact:	Jim Gray	Stuart Johnson
	Executive Vice President	Executive Vice President & CFO
	(662) 680-1217	(662) 680-1472
	jimg@thepeopleplace.com	stuartj@thepeopleplace.com

THE PEOPLES HOLDING COMPANY
ANNOUNCES SECOND QUARTER EARNINGS

TUPELO, MISSISSIPPI (July 21, 2004) – The Peoples Holding Company (AMEX:PHC) today announced results for the second quarter of 2004. Diluted earnings per share increased 10.91% to $.61 for the quarter from $.55 for the second quarter of 2003. Net income for the second quarter increased 10.97% to $5,057,000 from $4,557,000 for the second quarter 2003.

The annualized return on average equity improved to 14.02% for the second quarter compared to 12.79% for the same period of 2003. The annualized return on average assets was 1.40% for the second quarter of 2004 compared to 1.27% for the same period last year.

The second quarter of 2004 included an after-tax gain of $617,500 as a result of the sale of Peoples’ merchant card business to Atlanta-based Nova Information Systems which became effective June 1. Peoples will continue to receive revenue from Nova for new business referrals.

Net interest margin improved to 4.10% for the second quarter of 2004 from 4.09% for the first quarter of 2004. Net interest income grew slightly for the second quarter of 2004 compared to the same period in 2003.

“The economic improvement in our operating region, along with strategic hires in our strongest markets, fueled loan growth during the first half of the year. This loan growth in turn has led to three consecutive quarterly increases in net interest income and an improvement in our net interest margin. We believe this recent loan growth and improvement in net interest income and net interest margin is sustainable.” said President & CEO, E. Robinson McGraw.

FINANCIAL DETAILS

The allowance for loan losses as a percentage of loans was 1.45% at the end of the second quarter 2004 compared to 1.52% at the end of the same period in 2003. Net charge-offs were $610,000 or .28% annualized as a percentage of average loans for the second quarter of 2004 compared to $333,000 or .16% for the second quarter of 2003. Non-performing loans as a percentage of total loans increased to .82% at June 30, 2004, from .51% at June 30, 2003. The non-performing loan coverage ratio was 177% at June 30, 2004 compared to 296% at June 30, 2003. According to McGraw, “Our relatively low level of net charge-offs is in accordance with our strategic goal. As mentioned in prior quarterly releases, over one half of our non-performing loan ratio is related to one credit. The client is currently in Chapter 11 Reorganization, and we have restructured the debt. The client is performing under the restructure agreement, and we believe that we are adequately reserved.” The provision for loan losses decreased to $488,000 for the second quarter of 2004 from $603,000 for the second quarter of 2003. This reduction in expense resulted from improvement in overall quality of the loan portfolio from the first quarter of 2004 to the second quarter of 2004. Loans past due between 30 and 89 days are approximately $1.4 million less at June 30, 2004 than at March 31, 2004. In addition, loans past due 90 days or more are down approximately $2 million for the same period.

Non-interest income increased 13.08% to $9,119,000 for the second quarter of 2004 from $8,064,000 for the second quarter of 2003. Excluding the gain related to the aforementioned merchant card sale, non-interest income growth was relatively flat, reflecting the anticipated slowdown in mortgage activity due to higher interest rates. “We continue to generate strong, diversified fee income which represents approximately 40% of our net operating revenue, reflecting our commitment to this strategic initiative,” stated McGraw.

Non-interest expense grew 3.91% for the second quarter of 2004 compared to the second quarter of 2003. This was due primarily to salary and benefit expenses related to the strategic hiring of commercial lending and wealth management personnel, data processing expenses incurred due to the implementation of network enhancements, continued marketing expenses related to a successful checking account program introduced in the second quarter of 2003 and the costs related to opening new banking facilities. During the first half of 2004, three new banking and financial services offices were opened. These include the new full-service bank in Horn Lake, the Financial Services office in Southaven’s Deerchase office park and the Private Client Financial Services Center in the new Fairpark district of downtown Tupelo. The Horn Lake and Deerchase offices will boost the company’s presence in the dynamic DeSoto County market. The Private Client Financial Services Center will serve affluent clients in the Tupelo and Lee County area with a full range of products and services including financial planning. “These new facilities in our opportunity markets represent strong investments in The Peoples Holding Company’s future growth,” said McGraw.

Assets as of June 30, 2004 were up 2.67% from June 30, 2003 to $1.422 billion and deposits grew to $1.151 billion. Loans grew 6.33% to $906 million at the end of the second quarter 2004 from $852 million at June 30, 2003. Loans grew at an annualized rate of 10.74% from the end of the first quarter 2004, representing the third consecutive quarter of loan growth.

“We have achieved the third consecutive quarter of growth in net interest income, and our comprehensive investment, insurance and traditional banking services that we provide to our clients have resulted in significant growth in non-interest income during the previous 14 quarters. We are moving rapidly forward with several key initiatives, anticipating the positive impact they will have on our future progress. In addition to the new offices and strategic hires mentioned earlier, we consummated our merger with Renasant Bancshares of Germantown, Tennessee on July 1, 2004. This partnership now gives us a presence in the affluent and fast-growing east Memphis markets of Germantown and Cordova. We plan to have the integration of Renasant substantially complete by year-end.” McGraw continued.

On July 15, 2004, Peoples signed a definitive agreement to acquire Heritage Financial Holding Corporation, the parent of Alabama-based Heritage Bank. Heritage has 8 banking locations in Decatur, Huntsville and Birmingham. At March 31, 2004, Heritage had total assets of $540 million, total deposits of $408 million and total stockholders’ equity of $31 million. McGraw said of the transaction, “The proposed acquisition of Heritage will allow Peoples’ to gain a presence in some of Alabama’s most attractive markets and to serve a broader customer base while enhancing shareholder value and future earnings potential. Heritage provides us with a natural extension of our current footprint and we are excited about the partnership as we share similar operating philosophies, cultures and values.” The acquisition is expected to close in the first quarter of 2005 and is subject to regulatory and Heritage shareholder approval and other conditions set forth in the merger agreement.

CONFERENCE CALL INFORMATION

A live audio webcast of a conference call with analysts will be available beginning at 10:00 a.m. Eastern time on Thursday, July 22, 2004, through the Investor Relations page of the Company’s website: www.phcfc.com, and through www.companyboardroom.com, or any of CCBN’s Investor Distribution Network. The event will be archived for 90 days. If Internet access is unavailable, the conference may also be heard live (listen-only) via telephone by dialing 800-299-8538 in the United States and entering the participant passcode 46848364. The financial and other statistical information presented in the conference call will be provided through the investor relations page on the Company’s website: www.phcfc.com.

ABOUT THE PEOPLES HOLDING COMPANY

        The Peoples Holding Company is the parent of The Peoples Bank & Trust Company, Mississippi’s fourth largest commercial bank headquartered in the state, The Peoples Insurance Agency, Inc. and Renasant Bank of Germantown, Tennessee. PHC has assets in excess of $1.6 billion and operates 48 community bank, insurance and financial services offices in 29 cities in Mississippi and Tennessee.

NOTE TO INVESTORS

This news release contains forward-looking statements regarding The Peoples Holding Company. All forward-looking statements involve risk and uncertainty and a number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Those factors include, but are not limited to, interest rate fluctuations, regulatory changes, portfolio performance and other factors discussed in our recent filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

THE PEOPLES HOLDING COMPANY Summary Financial Highlights (Unaudited) (Dollars in thousands, except per share amounts)
	Three Months Ended June 30,
	2004	2003
Earnings Summary
Net interest income	$12,547	$12,444
Provision for loan losses	488	603

Net interest income after provision for loan losses	12,059	11,841
Noninterest income	9,119	8,064
Noninterest expenses	14,182	13,649

Income before provision for income taxes	6,996	6,256
Provision for income taxes	1,939	1,699

Net income	$5,057	$4,557

Basic earnings per share	$0.61	$0.55

Diluted earnings per share	$0.61	$0.55

Weighted average shares outstanding - Basic	8,186,826	8,332,450

Weighted average shares outstanding - Diluted	8,207,941	8,344,118

Selected Ratios
Net interest rate spread	3.84%	3.99%
Net interest margin	4.10%	4.31%
Noninterest income ratio (excluding security gains and losses)	2.26%	2.34%
Noninterest expense ratio	3.94%	3.97%
Net overhead ratio	1.68%	1.63%
Efficiency ratio	65.79%	63.71%
Return on average assets	1.40%	1.27%
Return on average equity	14.02%	12.79%

	June 30,	Dec. 31,
	2004	2003

Balance Sheet Summary (Period End):
Total assets	$1,422,381	$1,415,214
Loans, gross	906,186	862,652
Deposits	1,151,081	1,133,931
Shareholders' equity	138,276	137,625
Book value per common share	16.89	16.79

Financial information contained in this news release is derived from the unaudited Condensed Balance Sheets and unaudited Condensed Statements of Income for the indicated periods. Additional financial information is available on the Company’s website (http://www.phcfc.com/) under the Financial Releases section of Investor Relations.